Exhibit 2.1



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                          AGREEMENT AND PLAN OF MERGER


                          Dated as of October 26, 2003


                                      Among


                        UNITEDHEALTH GROUP INCORPORATED,


                               MU Acquisition LLC


                                       And


                       MID ATLANTIC MEDICAL SERVICES, INC.



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                                TABLE OF CONTENTS

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ARTICLE I                 The Merger......................................................................................1

           Section 1.01.            The Merger............................................................................1

           Section 1.02.            Closing...............................................................................1

           Section 1.03.            Effective Time........................................................................2

           Section 1.04.            Effects of the Merger.................................................................2

           Section 1.05.            Certificate of Formation; Operating Agreement.........................................2

           Section 1.06.            Managers..............................................................................2

           Section 1.07.            Officers..............................................................................2

ARTICLE II                Effect of the Merger on the Capital Stock of the Constituent Entities; Exchange of
                          Certificates; Company Stock Options.............................................................3

           Section 2.01.            Effect on Capital Stock...............................................................3

           Section 2.02.            Exchange of Certificates..............................................................4

           Section 2.03.            Company Stock Options.................................................................8

ARTICLE III               Representations and Warranties of the Company...................................................9

           Section 3.01.            Organization, Standing and Corporate Power............................................9

           Section 3.02.            Subsidiaries.........................................................................10

           Section 3.03.            Capital Structure....................................................................10

           Section 3.04.            Authority; Noncontravention..........................................................12

           Section 3.05.            Governmental Approvals...............................................................13

           Section 3.06.            Company SEC Documents; No Undisclosed Liabilities....................................13

           Section 3.07.            Information Supplied.................................................................14

           Section 3.08.            Absence of Certain Changes or Events.................................................14

           Section 3.09.            Litigation...........................................................................15

           Section 3.10.            Contracts............................................................................15

           Section 3.11.            Compliance with Laws.................................................................17

           Section 3.12.            Employee Benefit Plans...............................................................18

           Section 3.13.            Taxes................................................................................20

           Section 3.14.            Brokers and Other Advisors...........................................................22

           Section 3.15.            Opinion of Financial Advisor.........................................................22

           Section 3.16.            Statutory Financial Statements.......................................................22

           Section 3.17.            Reserves.............................................................................23


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                                TABLE OF CONTENTS
                                   (CONTINUED)
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           Section 3.18.            SCT Agreement........................................................................23

ARTICLE IV                Representations and Warranties of Parent and Merger Sub........................................23

           Section 4.01.            Organization, Standing and Corporate Power...........................................24

           Section 4.02.            Capital Structure....................................................................24

           Section 4.03.            Authority; Noncontravention..........................................................25

           Section 4.04.            Governmental Approvals...............................................................26

           Section 4.05.            Parent SEC Documents.................................................................26

           Section 4.06.            Information Supplied.................................................................27

           Section 4.07.            Absence of Certain Changes or Events.................................................27

           Section 4.08.            Litigation...........................................................................27

           Section 4.09.            Compliance with Laws.................................................................28

           Section 4.10.            No Business Activities...............................................................28

           Section 4.11.            No Parent Vote Required..............................................................28

           Section 4.12.            Taxes................................................................................28

ARTICLE V                 Covenants Relating to Conduct of Business......................................................29

           Section 5.01.            Conduct of Business..................................................................29

           Section 5.02.            No Solicitation by the Company.......................................................33

ARTICLE VI                Additional Agreements..........................................................................36

           Section 6.01.            Preparation of the Form S-4 and the Proxy Statement; Stockholder Meetings............36

           Section 6.02.            Access to Information; Confidentiality...............................................37

           Section 6.03.            Reasonable Efforts...................................................................38

           Section 6.04.            Indemnification, Exculpation and Insurance...........................................39

           Section 6.05.            Fees and Expenses....................................................................39

           Section 6.06.            Public Announcements.................................................................40

           Section 6.07.            Affiliates...........................................................................40

           Section 6.08.            Stock Exchange Listing...............................................................40

           Section 6.09.            Reorganization Treatment.............................................................40

           Section 6.10.            Stockholder Litigation...............................................................40

           Section 6.11.            Employee Matters.....................................................................41

           Section 6.12.            Employment Agreements................................................................42


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                                TABLE OF CONTENTS
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           Section 6.13.            Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions..........42

           Section 6.14.            Issuance of Shares...................................................................42

ARTICLE VII               Conditions Precedent...........................................................................42

           Section 7.01.            Conditions to Each Party's Obligation to Effect the Merger...........................42

           Section 7.02.            Conditions to Obligations of Parent and Merger Sub...................................43

           Section 7.03.            Conditions to Obligation of the Company..............................................44

           Section 7.04.            Frustration of Closing Conditions....................................................45

ARTICLE VIII              Termination, Amendment and Waiver..............................................................45

           Section 8.01.            Termination..........................................................................45

           Section 8.02.            Termination Fee......................................................................46

           Section 8.03.            Effect of Termination................................................................48

           Section 8.04.            Amendment............................................................................48

           Section 8.05.            Extension; Waiver....................................................................48

           Section 8.06.            Procedure for Termination or Amendment...............................................48

ARTICLE IX                General Provisions.............................................................................48

           Section 9.01.            Nonsurvival of Representations and Warranties........................................48

           Section 9.02.            Notices..............................................................................48

           Section 9.03.            Definitions..........................................................................50

           Section 9.04.            Interpretation.......................................................................50

           Section 9.05.            Counterparts.........................................................................51

           Section 9.06.            Entire Agreement; No Third-Party Beneficiaries.......................................51

           Section 9.07.            Governing Law........................................................................51

           Section 9.08.            Assignment...........................................................................51

           Section 9.09.            Specific Enforcement; Consent to Jurisdiction........................................52

           Section 9.10.            Severability.........................................................................52

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                             TABLE OF DEFINED TERMS

TERM                                                         SECTION
----                                                         -------

Adverse Recommendation Notice................................5.02(b)
Affected Employees...........................................6.11(c)
Affiliate....................................................9.03(a)
Agreement...................................................Preamble
Certificate..................................................2.01(c)
Certificate of Merger.........................................1.03
Closing.......................................................1.02
Closing Date..................................................1.02
COBRA........................................................3.12(h)
Code........................................................Recitals
Company.....................................................Preamble
Company Adverse Recommendation Change........................5.02(b)
Company By-laws...............................................3.01
Company Certificate...........................................3.01
Company Common Stock..........................................2.01
Company Disclosure Schedule................................Article III
Company Material Adverse Effect...............................3.01
Company Plans................................................3.12(a)
Company Preferred Stock......................................3.03(a)
Company SEC Documents........................................3.06(a)
Company Stock Options........................................3.03(a)
Company Stock Plans..........................................3.03(a)
Company Stockholder Approval.................................3.04(a)
Company Stockholders Meeting.................................6.01(b)
Company Superior Proposal....................................5.02(a)
Company Takeover Proposal....................................5.02(a)
Confidentiality Agreement....................................6.02(a)
Contract.....................................................3.04(b)
Delaware Law..................................................1.01
Effective Time................................................1.03
Employees....................................................3.12(a)
Employment Agreements.........................................6.12
ERISA........................................................3.12(a)
Exchange Act..................................................3.05
Exchange Agent...............................................2.02(a)
Exchange Fund................................................2.02(a)
Exchange Ratio...............................................2.01(c)
Filed Company SEC Documents...................................3.08
Form S-4......................................................3.07
GAAP.........................................................3.06(a)
Governmental Authority........................................3.05
HSR Act.......................................................3.05
IRS..........................................................3.13(c)

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                             TABLE OF DEFINED TERMS
                                   (CONTINUED)

TERM                                                             SECTION
----                                                             -------

Knowledge.........................................................9.03(b)
Laws...............................................................3.11
Liens..............................................................3.02
Merger...........................................................Recitals
Merger Consideration..............................................2.01(c)
Merger Sub.......................................................Preamble
Merger Sub Interests..............................................4.02(b)
Parent...........................................................Preamble
Parent Common Stock...............................................2.01(c)
Parent Disclosure Schedule......................................Article IV
Parent Material Adverse Effect.....................................4.01
Parent Preferred Stock............................................4.02(a)
Parent SEC Documents...............................................4.05
Permits............................................................3.11
person............................................................9.03(c)
Provider..........................................................3.10(b)
Proxy Statement....................................................3.07
Representatives...................................................5.02(a)
Restraints........................................................7.01(d)
Sarbanes-Oxley....................................................3.11(b)
SCT Agreement......................................................3.18
SEC...............................................................3.06(a)
Securities Act.....................................................3.05
State Regulatory Filings...........................................3.16
Subsidiary........................................................9.03(e)
Surviving Entity...................................................1.01
Taxes.............................................................3.13(m)
Tax Returns.......................................................3.13(m)
Termination Fee...................................................8.02(a)
Trust..............................................................3.18
Trustee............................................................3.18


Exhibits
--------
A...........................................Form of Rule 145 Affiliate Letter
B..............................Form of Company Tax Representation Certificate
C...............................Form of Parent Tax Representation Certificate
D................................................Form of Employment Agreement
E............................................................Closing Consents

                          AGREEMENT AND PLAN OF MERGER

                     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 26, 2003, is among UnitedHealth Group Incorporated, a Minnesota corporation ("Parent"), MU Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Mid Atlantic Medical Services, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

                     WHEREAS, the respective Boards of Directors of Parent and the Company and the Managing Member of Merger Sub have approved and declared advisable this Agreement and the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

                     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and that this Agreement constitutes, and hereby is adopted as, a plan of reorganization; and

                     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

                     Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law and the Limited Liability Company Act of the State of Delaware (collectively, "Delaware Law"), the Company shall be merged with and into Merger Sub at the Effective Time. Following the Effective Time, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity in the Merger (the "Surviving Entity") and shall succeed to and assume all the rights and obligations of the Company in accordance with Delaware Law.

                     Section 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the

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Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 1501 K Street, Suite 100, Washington, DC 20005, unless another date or place is agreed to in writing by the parties hereto.

                     Section 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of Delaware Law and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

                     Section 1.04. Effects of the Merger. The Merger shall have the effects set forth in Delaware Law.

                     Section 1.05. Certificate of Formation; Operating
Agreement.

                     (a) The Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter changed or amended as provided therein or by Delaware Law or other applicable Law.

                     (b) The Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law; provided, however, that the Operating Agreement of the Surviving Entity shall be amended as necessary to comply with the obligations of the Surviving Entity set forth in Section 6.04 hereof.

                     Section 1.06. Managers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

                     Section 1.07. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


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                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
                ------------------------------------------------
      Constituent Entities; Exchange of Certificates; Company Stock Options
      ---------------------------------------------------------------------

                     Section 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") or any membership interests of Merger Sub:

                      (a) Membership Interests of Merger Sub. The issued and outstanding membership interests of Merger Sub shall remain outstanding and shall constitute the only issued and outstanding equity interests of the Surviving Entity.

                      (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), automatically shall be canceled and retired and shall cease to exist, and no shares of Parent Common Stock, cash or other consideration shall be delivered in exchange therefor.

                      (c) Conversion of Company Common Stock. Subject to Section 2.01(d) and Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b), and other than as provided in Section 2.02(k) with respect to shares as for which appraisal rights have been perfected) shall be converted into the right to receive:

                     (i) 0.82 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") (the "Stock Consideration"); and

                     (ii) $18.00 in cash (the "Cash Consideration," and together with the Stock Consideration, the "Merger Consideration").

                     As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the


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occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

(d) Adjustments. In the event that the aggregate market value of the Stock Consideration at the Effective Time will be less than 45% of the sum of the Merger Consideration plus any cash paid pursuant to Sections 2.02(e) and 2.02(k), the Merger Consideration will be adjusted by reducing the amount of Cash Consideration and by increasing by the same amount the amount of Stock Consideration payable to each holder of Company Common Stock who would otherwise have received Cash Consideration to the extent necessary so as to increase the aggregate market value of the Stock Consideration to 45% of the sum of the Merger Consideration plus any cash paid pursuant to Sections 2.02(e) and 2.02(k). For purposes of this paragraph (i), the "aggregate market value of the Stock Consideration" will be determined based, as closely as reasonably possible, on the actual Parent Common Stock price for the last trade prior to the Effective Time or, if the Effective Time is after the close of regular trading on the New York Stock Exchange, the mean between the highest and lowest quoted selling price of Parent Common Stock on the New York Stock Exchange for the date on which the Effective Time occurs and (ii) the Stock Consideration and Cash Consideration transferred to the Trust, or to the holders of Company Common Stock who acquire their stock from the Company or the Trust after the date hereof, shall be disregarded.

                     Section 2.02. Exchange of Certificates.

                     (a) Exchange Agent. As of the Effective Time, Parent shall deposit with The Bank of New York or such other bank or trust company as may be designated by Parent, with the Company's prior written consent, which shall not be unreasonably withheld or delayed (the "Exchange Agent"), for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock, (ii) cash sufficient to pay the Cash Consideration and (iii) from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to
Section 2.02(e) hereof and any dividends and other distributions pursuant to
Section 2.02(c) hereof (such shares of Parent Common Stock and Cash Consideration, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund").

                     (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c),
(i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon


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delivery of the Certificates to the Exchange Agent and which shall be in customary form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Stock Consideration portion of the Merger Consideration and cash representing the Cash Consideration portion of the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.02(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (B) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article II, including for the Cash Consideration portion of the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, (w) a certificate representing the proper number of shares of Parent Common Stock, (x) a check for the Cash Consideration portion of the Merger Consideration, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and (z) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e). No interest will be paid or will accrue on the Merger Consideration or on any cash payable to holders of Certificates pursuant to Section 2.02(c) or (e).

                     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the share of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no


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
cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be paid to the holder thereof (i) at the time of such surrender, the amount of cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and paid with respect to Parent Common Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of any fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                     (e) No Fractional Shares.

                      (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                      (ii) In lieu of such fractional share interests, Parent shall pay to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the Closing Date (or, if such date is not a trading day, the trading day immediately preceding the Closing Date) on the New York Stock Exchange, Inc. Composite Transactions Tape (or, if not reported thereby, as reported by any other authoritative source). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent and


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
           Parent shall cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

                     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this
Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to
Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to Section 2.02(e)) in respect thereof shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

                     (g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent. Any losses resulting from such investments shall not in any way diminish Parent's and Merger Sub's obligation to pay the full amount of the Merger Consideration.

                     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder would be entitled pursuant to Section 2.02(e), in each case in accordance with the terms of this Agreement.


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
                     (j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock. Any such withholding shall be applied first against the Cash Consideration to the full extent thereof and then against the Stock Consideration. If withholding is required from shares of Parent Common Stock, the Exchange Agent shall sell in the open market such shares of Parent Common Stock on behalf of the former holder of Company Common Stock as is necessary to satisfy such withholding obligation and shall pay such cash proceeds to the appropriate taxing authority.


                     (k) Dissenting Shares. Notwithstanding Section 2.01(c), any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law (the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

                     Section 2.03. Company Stock Options.

                     (a) During the thirty (30) day period prior to the Closing, each holder of outstanding Company Stock Options (whether or not then vested or exercisable by its terms) shall have the opportunity to exercise his or her Company Stock Options upon payment of the exercise price in accordance with the terms of the applicable Company Stock Plan, or, at the option of the Company, on a net "cashless exercise" basis upon delivery to the Company of an exercise agreement in a form mutually acceptable to Parent and the Company. Except for vested options being exercised in accordance with the terms of the applicable Company Stock Plan, such option exercises shall be deemed effective as of, and conditioned upon, the occurrence of the Closing. All written communications distributed generally to employees by or on behalf of the Company regarding such exercises will be mutually acceptable to Parent and the Company. Each outstanding Company Stock Option which is not exercised prior to the Closing in accordance with this Section 2.03 shall be cancelled upon the occurrence of the Closing and no consideration shall be paid therefor.

                     (b) Effective on the Closing each of the Company Stock Plans, including, without limitation, the SCT Agreement, shall be terminated in accordance with their respective terms.

                     (c) In connection with the termination of the Company Stock Plans, following the Effective Time, no holder of Company Stock Options or any participant in or beneficiary of the Company Stock Plans or Trust, will have any right to acquire or receive any equity securities of the Surviving Entity or any Subsidiary thereof or any consideration other than as contemplated pursuant to this Section 2.03; provided, however, that all proceeds remaining in the Trust immediately after the Effective Time shall be applied, first to be returned to the Company in an amount equal to the principal amount, plus any accrued interest thereon, of the Loan (as defined in the SCT Agreement) that was forgiven upon such termination, and second as provided in the SCT Agreement, to satisfy obligations of the Company and its Subsidiaries under employee benefit plans of the Company listed on Schedule A of the SCT Agreement.

                                  ARTICLE III

                  Representations and Warranties of the Company
                  ---------------------------------------------

                     Except as set forth in the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure schedule reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure schedule notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

                     Section 3.01. Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Company

Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to
(a) the economy or the financial markets in general, (b) the industry in which the Company and its Subsidiaries operate in general and not specifically relating to the Company and its Subsidiaries, (c) the announcement of this Agreement or the transactions contemplated hereby or the identity of Parent (provided that the exclusion set forth in this clause (c) shall not apply to Section 3.04(b) hereof), (d) any Company action prohibited by Section 5.01(a) hereto that Parent does not consent to the Company taking; (e) changes in applicable Laws or regulations after the date hereof, or (f) changes in GAAP or regulatory accounting principles after the date hereof. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation (the "Company Certificate") and By-laws (the "Company By-laws") and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives correct and complete copies of the minutes of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since December 31, 2000.

                     Section 3.02. Subsidiaries. Section 3.02 of the Company Disclosure Schedule lists all the Subsidiaries of the Company and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, "Liens"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

                     Section 3.03. Capital Structure.

                     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). At the close of business on September 30, 2003, (i) 67,772,502 shares of Company Common Stock were issued and 47,760,422 shares of Company Common Stock were outstanding, (ii) 20,012,080 shares of Company Common Stock were held by the Company in its treasury, (iii) 7,608,120 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1989 Non-Qualified Stock Option Plan, 1990 Non-Qualified Stock Option Plan, 1991 Non-Qualified Stock Option Plan, 1992 Non-Qualified Stock Option Plan, 1994 Non-Qualified Stock Option Plan, 1995 Non-Qualified Stock Option Plan, 1996 Non-Qualified Stock Option Plan, 1998

Non-Qualified Stock Option Plan, 1999 Non-Qualified Stock Option Plan, 2000 Non-Qualified Stock Option Plan, 2001 Non-Qualified Stock Option Plan, 2002 Non-Qualified Stock Option Plan, 2003 Non-Qualified Stock Option Plan, any non-employee director stock option plan and any other plan or arrangement under which compensatory stock options were granted (collectively, the "Company Stock Plans") (of which 6,412,486 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plans ("Company Stock Options")), (iv) 389,217 shares of Company Common Stock were "Available Shares" (as defined in the SCT Agreement) and 7,915,335 shares of Company Common Stock were held in the "Suspense Account" (as defined in the SCT Agreement) pursuant to the Trust and (v) no shares of Company Preferred Stock were issued or outstanding.

                     (b) The Company has delivered to Parent a correct and complete list, as of September 30, 2003, of all outstanding Company Stock Options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, expiration dates and exercise prices thereof. Except as set forth above in this Section 3.03, at the close of business on September 30, 2003, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.03, there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

                     (c) Except as set forth above in this Section 3.03, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.03, (i) there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or
(B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

                     Section 3.04. Authority; Noncontravention.

                     (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of Company stockholder approval (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors' rights generally from time to time in effect and by general principles of equity). As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iii) recommending that the stockholders of the Company adopt this Agreement.

                     (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license (each, a "Contract"), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or
(iii) subject to the governmental filings and other matters referred to in
Section 3.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses
(ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                     Section 3.05. Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Authority") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"); (c) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any appropriate filings with and approvals of the New York Stock Exchange, (f) applicable state insurance and department of health approvals; (g) state securities or "blue sky" laws and (h) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (g) above or listed in Section 3.05 of the Company Disclosure Schedule are referred to herein as "Necessary Consents."

                     Section 3.06. Company SEC Documents; No Undisclosed Liabilities.

                     (a) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the "SEC") required to be filed by the Company since December 31, 2000 (such documents, the "Company SEC Documents"). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected by a later-filed Company SEC Document. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

                     (b) Except (i) as set forth in the financial statements included in the Company's most recent Annual Report on Form 10-K or subsequent Quarterly Reports on Form 10-Q filed by the Company and publicly available prior to the date of this Agreement and (ii) as incurred in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.

                     Section 3.07. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, the "Proxy Statement") will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 of the Proxy Statement.

                     Section 3.08. Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to Parent, Merger Sub and the Company's financial and legal advisors or
(b) as disclosed in the Filed Company SEC Documents there has not been any change, effect, event, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

                     Section 3.09. Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                     Section 3.10. Contracts.

                     (a) Neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Filed Company SEC Documents.

                     (b) Except for Contracts filed in unredacted form as exhibits to the Filed Company SEC Documents, Section 3.10(b) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to Parent correct and complete copies (including all amendments thereto), of:

                      (i) all Contracts (other than Contracts of the category required to be disclosed in either clause (ix) or clause (x) of this
           Section 3.10(b), regardless of value) of the Company or any of its Subsidiaries having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis;

                      (ii) all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of its Affiliates is bound, that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;

                      (iii) all Contracts (other than Contracts entered into in the ordinary course of business with all providers of health care, including, but not limited to, physicians, facilities and ancillary providers (each a "Provider")) of the Company or any of its

           Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries);

                      (iv) all Contracts to which the Company or any of its Subsidiaries is a party granting any license to intellectual property (other than trade and service marks) and any other license (other than real estate) having an aggregate value per license, or involving payments to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis;

                      (v) all confidentiality agreements (other than in the ordinary course of business), agreements by the Company not to acquire assets or securities of a third party or agreements by a third party not to acquire assets or securities of the Company;

                      (vi) any Contract having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid termination of or loss of benefit under any such Contract;

                      (vii) all joint venture, partnership or other similar agreements involving co-investment with a third party to which the Company or any of its Subsidiaries is a party;

                      (viii) except as set forth in Section 3.03, all Contracts pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness of any other person (other than the Company or any of its Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $500,000 on an annual basis and excluding trade payables arising in the ordinary course of business);

                      (ix) the 25 largest Provider and the ten largest customer Contracts measured in terms of payments to or receipts from the Company and its Subsidiaries in the aggregate during the calendar year ending December 31, 2002;

                      (x) any Contract (other than a Contract with a Provider) that involves (1) annual premiums or payments of greater than $500,000 or annual administrative services fees or similar payments of greater than $500,000 and (2) by its terms, does not terminate within one year after the date of such Contract and is not cancelable during such period without penalty or without payment (other than customer agreements that are not terminable within one year solely as a result of the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder (including 45 C.F.R. parts 160, 162, and 164) or other statutory or regulatory requirements); and

                      (xi) any Contract, agreement or policy for reinsurance.

                     (c) None of the Company or any of its Subsidiaries is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or any of its properties or other assets is subject, and, to the Knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Contract except, in each case for violations, breaches, defaults, waivers or failures to enforce rights or benefits that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                     Section 3.11. Compliance with Laws.

                     (a) The Company and each of its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, "Laws") applicable to it, its properties or other assets or its business or operations, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since December 31, 2001, a notice or other communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations. The Company and its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, "Permits") necessary to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit, except for violations, defaults or events that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no event which has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to cause a Company Material Adverse Effect. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

                     (b) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act ("Sarbanes-Oxley") and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The Company has previously disclosed to Parent any of the information required to be disclosed by the Company and certain of its officers to the Company's Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form l0-Q under the Exchange Act.

                     Section 3.12. Employee Benefit Plans.

                     (a) Section 3.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its Subsidiaries (the "Employees") (collectively, the "Company Plans").

                     (b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered to Parent by the Company, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) written communications to employees generally and relating to the SCT Agreement, except, in the case of communications relating to the SCT Agreement, as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

                     (c) The Company Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                     (d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                     (e) None of the Company, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                     (f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

                     (g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                     (h) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning
Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

                     (i) Except as specifically provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company

Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan.

(j) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement.

(k) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 3.12(c) hereof (without regard to any materiality or Company Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Company Material Adverse Effect.

                     (l) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) (to the extent not properly reflected on the Company's applicable tax returns) or Section 280G of the Code.

                     Section 3.13. Taxes.

                     (a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid.

                     (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all material taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date covered by such financial statements. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer.

                     (c) The Federal income tax returns of the Company and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (the "IRS") (or, to the Knowledge of the Company, the applicable statute of limitations has expired) for all years through 1999. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

                     (d) Neither the Company nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to material taxes.

                     (e) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

                     (f) Since 1996, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

                     (g) No audit or other administrative or court proceedings are pending with any taxing authority with respect to any federal, state or local income or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries. No issue has been raised by any taxing authority in any presently pending tax audit that could be material and adverse to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state or local income or other material taxes.

                     (h) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

                     (i) The Company has made available to Parent correct and complete copies of (i) all income and franchise tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise taxes of the Company or any of its Subsidiaries.

                     (j) No Liens for taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Liens for taxes not yet due.

                     (k) All material taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

                     (l) Neither the Company nor any of its Subsidiaries has taken any action, has failed to take any action or has any Knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

                     (m) For purposes of this Agreement, (i) "taxes" shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and
(ii) "tax returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

                     Section 3.14. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Lehman Brothers and Houlihan Lokey Howard & Zukin, the fees and expenses of which will be paid by the Company in accordance with the Company's agreements with such firm (copies of which have been made available to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

                     Section 3.15. Opinion of Financial Advisor. The Company has received the opinion of each of Lehman Brothers and Houlihan Lokey Howard & Zukin each dated the date hereof and in customary form to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock, copies of which opinions will be delivered to Parent as soon as practicable after the date of this Agreement.

                     Section 3.16. Statutory Financial Statements. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by the Company or any of its Subsidiaries with the Governmental Authorities listed in Section 3.16 of the Company Disclosure Schedule for the years ended December 31, 2001 and 2002, and for each quarterly period ending after December 31, 2002 (the "State Regulatory Filings") and the statutory balance sheets and income statements included in such State Regulatory Filings fairly present in all material respects the statutory financial condition and results of operations of the Company or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected in the notes thereto and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

                     Section 3.17. Reserves. The loss reserves and other actuarial amounts of the Company and each of its Subsidiaries recorded in their respective financial statements contained in the Company's SEC Documents and the State Regulatory Filings (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) were fairly stated in all material respects in accordance with sound actuarial principles,
(iii) satisfied all applicable Laws in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years and
(iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Laws. To the Knowledge of the Company there are no facts or circumstances which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by the Company or its Subsidiaries). The Risk Based Capital - Company Action Level of the Company and each of its Subsidiaries (excluding Optimum Choice of the Carolinas, Inc.) as defined in NAIC Risk Based Capital Guidelines and as required by applicable Law is now and immediately prior to Closing will be not less than the risk based capital of the Company or such Subsidiary (excluding Optimum Choice of the Carolinas, Inc.) as of June 30, 2003 as set forth in the applicable State Regulatory Filing, reduced, in the case of any Subsidiary, by any duly authorized dividends paid by such Subsidiary to the Company.

                     Section 3.18. SCT Agreement. Correct and complete copies of the Amended and Restated Mid Atlantic Medical Services, Inc. Stock Compensation Trust Agreement, by and between the Company and The Bank of New York (the "Trustee"), dated August 4, 2000 (the "SCT Agreement"), all amendments and allonges thereto and all promissory notes issued pursuant thereto have been made available to Parent by the Company. The SCT Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, the SCT Agreement constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, in each case, subject to the terms of the trust created pursuant to the terms of the SCT Agreement (the "Trust") with respect to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors' rights generally from time to time in effect and by general principles equity. The Trust distributes assets in respect of the Company's employee benefit plans set forth in Section 3.18 of the Company Disclosure Schedule.

                                   ARTICLE IV

             Representations and Warranties of Parent and Merger Sub
             -------------------------------------------------------

                     Except as set forth in the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that, any fact or condition disclosed in any section of such disclosure schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure schedule reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure schedule notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company as follows:

                     Section 4.01. Organization, Standing and Corporate Power. Each of Parent, its Subsidiaries and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to (a) the economy or the financial markets in general, (b) the industry in which Parent and its Subsidiaries operate in general and not specifically relating to Parent and its Subsidiaries, (c) the announcement of this Agreement or the transactions contemplated hereby or the identity of the Company (provided, that the exclusion set forth in this clause (c) shall not apply to Section 4.03(b)), (d) changes in applicable Law or regulations after the date hereof (provided, that the exclusion set forth in this clause (d) shall not apply to consents, orders or decrees in the case of the last sentence of
Section 6.03 or the consents referred to in Section 7.02(f)) or (e) changes in GAAP or regulatory accounting principles after the date hereof. Parent has made available to the Company complete and correct copies of its Certificate of Incorporation (the "Parent Articles") and By-laws (the "Parent By-laws") and the Articles of incorporation and by-laws or comparable organizational documents) of each of its Subsidiaries and Merger Sub, in each case as amended to the date of this Agreement.

                     Section 4.02. Capital Structure.

                     (a) The authorized capital stock of Parent consists of 1,500,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share ("Parent Preferred Stock"). At the close of business on September 30, 2003, (i) 589,645,080 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 137,986,873 shares of Parent Common Stock were reserved for issuance pursuant to the 2002 Stock Incentive Plan, as amended, the 1987 Supplemental Stock Option Plan and the 1993 Qualified Employee Stock

Purchase Plan, as amended (collectively, the "Parent Stock Plans") (of which 85,925,216 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock granted under the Parent Stock Plans ) and (iv) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above in this Section 4.02(a), at the close of business on September 30, 2003, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued (including shares of Parent Common Stock to be issued in accordance with this Agreement) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 4.02(a), there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

                     (b) The authorized equity interests of Merger Sub consists of 100 membership interests ("Merger Sub Interests"). All of the issued and outstanding Merger Sub Interests are owned by Parent. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any Merger Sub Interests to any person, other than Parent.

                     Section 4.03. Authority; Noncontravention.

                     (a) Each of Parent and Merger Sub has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors' rights generally from time to time in effect and by general principles of equity).

                     (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, any of its Subsidiaries or Merger Sub under (i) the Parent Certificate or Parent By-laws or the comparable organizational documents of any of its Subsidiaries or Merger Sub, (ii) any Contract to which Parent, any of its Subsidiaries or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.04 hereof, any Law applicable to Parent, any of its Subsidiaries or Merger Sub or their respective properties or other assets, other than, in the case of clauses
(ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                     Section 4.04. Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent, any of its Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) Necessary Consents and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                     Section 4.05. Parent SEC Documents. (a) Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since December 31, 2000 (such documents, the "Parent SEC Documents"). No Subsidiary of Parent is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Parent SEC Document has been corrected by a later-filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

                     (b) Except (i) as set forth in the financial statements included in Parent's most recent Annual Report on Form 10-K or subsequent Quarterly Reports on Form 10-Q filed by Parent and publicly available prior to the date of this Agreement and (ii) as incurred in the ordinary course of business, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

                     Section 4.06. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

                     Section 4.07. Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to the Company or (b) as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, there has not been any change, effect, event, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

                     Section 4.08. Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving,

Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                     Section 4.09. Compliance with Laws.

                     (a) Parent and each of its Subsidiaries is in compliance with all Laws applicable to it, its properties or other assets or its business or operations, except for instances of noncompliance or possible noncompliance that individually or in the aggregate has not had or would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has received, since December 31, 2001, a notice or other communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations. Parent and its Subsidiaries have in effect all material Permits necessary to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit, except for violations, defaults or events that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no event which has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to cause a Parent Material Adverse Effect. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect.

                     (b) Parent and each of its officers and directors are in compliance with, and have complied, in all material respects with (A) the applicable provisions of Sarbanes-Oxley and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. Parent has previously disclosed to the Company any of the information required to be disclosed by Parent and certain of its officers to Parent's Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form l0-Q under the Exchange Act.

                     Section 4.10. No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

                     Section 4.11. No Parent Vote Required. No vote or other action of the stockholders of Parent is required by Law, the Parent Certificate or the Parent By-laws or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

                     Section 4.12. Taxes.

                     (a) Neither Parent nor any of its Subsidiaries has taken any action, has failed to take any action or has Knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

                     (b) Merger Sub is a Delaware limited liability company all of the membership interests of which are owned by Parent and as to which Parent has not elected to treat as a corporation for federal income tax purposes.

                                   ARTICLE V

                    Covenants Relating to Conduct of Business
                    -----------------------------------------

                     Section 5.01. Conduct of Business.

                     (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided in Section 5.01(a) of the Company Disclosure Schedule and except as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent's prior written consent, which shall not be unreasonably withheld or delayed (provided that in the case of any issuance, delivery or sale of shares of capital stock proposed by the Company in accordance with Section 5.01(a)(ii), Parent's consent may be withheld or delayed in its sole discretion if such issuance, delivery or sale would reasonably be likely to require an additional issuance of shares by Parent in accordance with Section 2.01(d) hereof):

                      (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                      (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof or granted after the date hereof in accordance with clause (B) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), (B) the grant of options to employees hired within one year prior to, or anytime after, the date hereof to acquire shares of Company Common Stock in accordance with the Company's ordinary course of business consistent with past practice);

                      (iii) amend the Company Certificate or the Company By-laws or the comparable charter or organizational documents of any of its Subsidiaries;

                      (iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business that have a purchase price in excess of $1,000,000 individually or $2,000,000 in the aggregate;

                      (v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets with a fair market value in excess of $2,000,000 individually or $5,000,000 in the aggregate to a third party (except (A) by incurring Permitted Liens, (B) with respect to properties or other assets no longer used in the operation of the Company's business and/or (C) in the ordinary course of business);

                      (vi) make any unbudgeted capital expenditure or expenditures which (A) involves the purchase of any real property or
           (B) is in excess of $2,000,000 individually or $5,000,000 in the aggregate, except for any such capital expenditures provided for in the 2003 Capital Expenditure Plan (authorizing approximately $22,100,000 of capital expenditures) and the 2004 Capital Expenditure Plan (providing for approximately $22,000,000 in capital expenditures ratably over the 2004 calendar year) provided to Parent prior to the date hereof;

                      (vii) (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness,
           (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $250,000 in the aggregate, other than (1) any loan or advance to any physician or physicians group up to $150,000 in the aggregate, (2) any working capital advance to any Provider pursuant to COMAR Section 10.37.10.26B and (3) in the Company or in or to any direct or indirect Subsidiary of the Company;

                      (viii) (A) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) (1) in excess of $2,000,000 individually and $5,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice or (2) involving any material limitation on the conduct of the business of the Company or its Subsidiaries or (B) waive or release any right of the Company or any of its Subsidiaries with a value in excess of $250,000;

                      (ix) enter into, modify, amend or terminate (A) any Contract which if so entered into, modified, amended or terminated would reasonably be expected to (1) have a Company Material Adverse Effect, (2) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (3) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (B) any other Contract that involves the Company or any of its Subsidiaries incurring a liability in excess of $2,000,000 individually or $5,000,000 in the aggregate and that is not terminable by the Company without penalty with one year or less notice (excluding contracts or amendments entered into or made in the ordinary course of business with customers or Providers of the Company or its Subsidiaries), (C) any Contract by which the Company or any of its Subsidiaries grants any license to intellectual property (other than trade or service marks) or (D) any Contract that contains a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;

                      (x) enter into any Contract which if in effect as of the date hereof would be required to be disclosed pursuant to Section 3.10(b) hereof (other than Contracts required to be disclosed pursuant to Section 3.10(b)(v)) to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;

                      (xi) except as required to comply with applicable Law or any Contract, or pursuant to the terms of any Company Plan existing on the date of this Agreement (including any bonus payments for the Company's 2003 fiscal year under the bonus plans set forth in Section
           6.11 of the Company Disclosure Schedule), (A) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than increases and bonuses consistent with past practice, (B) pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any awards under any Company Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder), other than in the ordinary course of business to employees hired within one year prior to, or anytime after, the date hereof, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (G) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement;

                      (xii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

                      (xiii) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

                      (xiv) change its fiscal year, revalue any of its material assets, or make any changes in financial, actuarial, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;

                      (xv) make any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes; or

(xvi) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

                     (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall not (i) amend the Parent Certificate or the Parent By-laws in a manner materially adverse to the Company's stockholders or (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent or (B) regular cash dividends paid in the ordinary course of business consistent with past practice.

                     (c) Other Actions. Except as otherwise contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality, Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or
(iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

                     (d) Advice of Changes; Filings. The Company and Parent shall as promptly as practicable advise the other party orally and in writing of
(i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality, Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

                     Section 5.02. No Solicitation by the Company.

                     (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (collectively, "Representatives") to, directly or indirectly through another person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or furnish to any person any information in connection with or in furtherance of any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining such Company Stockholder Approval), in response to an unsolicited bona fide written Company Takeover Proposal made after the date hereof that the Board of Directors of the Company determines in good faith constitutes or is reasonably likely to constitute a Company Superior Proposal, the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 5.02(c) and after giving Parent two Business Days written notice of such determination, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information (to the extent that such information has not been previously provided to Parent) is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

                     For purposes of this Agreement, "Company Takeover Proposal" shall mean any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) for the issuance of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement.

                     For purposes of this Agreement, "Company Superior Proposal" shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its shareholders) owning, directly or indirectly, greater than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company (i) on terms which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation and in light of all relevant circumstances, including, without limitation, all the terms and conditions of such proposal and this Agreement) to be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) which is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

                     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement or the Merger or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Company Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.02(a)). Notwithstanding the foregoing, the Board of Directors of the Company may make a Company Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Company Superior Proposal until after the fifth business day following Parent's receipt of written notice from the Company (an "Adverse Recommendation Notice") advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and containing all information required by Section 5.02(c), together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new Adverse Recommendation Notice and a new five (5) business day period). In determining whether to make a Company Adverse Recommendation Change in response to a Company Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Company Takeover Proposal still constitutes a Company Superior Proposal.

                     (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing of any request for information or other inquiry that the Company reasonably believes could lead to any Company Takeover Proposal or of any Company Takeover Proposal, the terms and conditions of any such request, Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Company Takeover Proposal or inquiry. The Company shall promptly keep Parent fully informed of the status and details (including any change to the terms thereof) of any such request, Company Takeover Proposal or inquiry.

                     (d) Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel), failure to so disclose would be inconsistent with its obligations under applicable Law.

                                   ARTICLE VI

                              Additional Agreements
                              ---------------------

                     Section 6.01. Preparation of the Form S-4 and the Proxy Statement; Stockholder Meetings.

                     (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will made by the Company, without providing the other party and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

                     (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, and promptly after the Form S-4 is declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.02(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or
(ii) any Company Adverse Recommendation Change.

                     Section 6.02. Access to Information; Confidentiality. (a) Subject to applicable Laws each party shall afford to the others, and the others' officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries' properties, books, contracts, commitments, personnel and records and, during such period, each party shall furnish promptly to the others (a) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of Federal or state securities Laws and (b) consistent with its legal obligations all other information concerning such party and its Subsidiaries' business, properties and personnel as the other party may reasonably request. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of March 10, 2003, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), each party shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 6.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

                     (b) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound (including, without limitation, the Confidentiality Agreement), commencing on the Release Date (as defined below), the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated herein, shall not apply to the tax structure or tax treatment of the transactions contemplated herein, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose after the Release Date to any and all persons, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated herein; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. For purposes of this agreement, "Release Date" means the date that is the earlier of (a) the date of the public announcement of discussions relating to the transactions contemplated herein, (b) the date of the public announcement of the transactions contemplated herein or (c) the date of the execution of an agreement (with or without conditions) to enter into the transactions contemplated herein.

                     Section 6.03. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority,
(c) the obtaining of all necessary consents, approvals or waivers from third parties and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the first sentence of this Section 6.03, each of the Company and its Board of Directors and Parent and its Board of Directors shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (B) not compete in any geographic area or line of business or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving

Entity or any of their respective Affiliates may carry on business in any part of the world, which, in the case of any of clauses (A) through (C) above, would reasonably be likely to have a Parent Material Adverse Effect, a Company Material Adverse Effect or materially impair the long-term benefits sought to be derived from the Merger.

                     Section 6.04. Indemnification, Exculpation and Insurance.

                     (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers and employees of the Company and its Subsidiaries (the "Indemnified Parties") as provided in the Company Certificate or the Company By-laws (in each case, as in effect on the date hereof) shall be assumed by the Surviving Entity in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. The Parent shall indemnify and hold harmless, and provide advancement of expenses to the Indemnified Parties to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to the Company Certificate and the Company By-laws.

                     (b) For six years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the Indemnified Parties currently covered by the Company's directors' and officers' liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided further, however, that in satisfying its obligation under this Section 6.04(b) Parent shall not be obligated to pay aggregate premiums in excess of 300% of the amount paid by the Company in its last full fiscal year (which premiums are hereby represented and warranted by the Company to be approximately $2,500,000), it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

                     (c) The covenants contained in this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

                     Section 6.05. Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of (a) the costs and expenses incurred in connection with filing, printing and mailing the Form S-4 and (b) the filing fees for the premerger notification and report forms under the HSR Act.

                     Section 6.06. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

                     Section 6.07. Affiliates. Prior to the Effective Time the Company shall deliver to Parent a letter identifying all persons who will be at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. The Company shall use its reasonable efforts to cause each such person to deliver to Parent at least 10 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A.

                     Section 6.08. Stock Exchange Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

                     Section 6.09. Reorganization Treatment. The Company, Parent and Merger Sub shall execute and deliver to each of Dewey Ballantine LLP, special counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Parent and Merger Sub, certificates substantially in the forms attached hereto at Exhibits B and C at such time or times as reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Section 7.02(e) or 7.03(c), as the case may be. Prior to the Effective Time, none of the Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code and the parties will take the position for all tax purposes that the Merger so qualifies unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.

                     Section 6.10. Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent's advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration.

                     Section 6.11. Employee Matters.

                     (a) Parent agrees to honor, or cause the Surviving Entity to honor, from and after the Effective Time any bonus payments for the Company's 2003 fiscal year under the bonus plans set forth in Section 6.11 of the Company Disclosure Schedule in accordance with their terms as in effect immediately before the Effective Time.

                     (b) As soon as practicable after the Effective Time, Parent shall cause the Surviving Entity to provide each individual who, as of the Effective Time, is an employee of the Company or any of its Subsidiaries, with compensation and benefits that are comparable in the aggregate to the compensation and benefits that are provided to similarly situated employees of Parent.

                     (c) With respect to any benefit plan, program, arrangement (including any "employee benefit plan" (as defined in Section 3(3) of ERISA) and any vacation program), Parent shall, and shall cause the Surviving Entity to, recognize the service with the Company and its Subsidiaries prior to the Effective Time of employees of the Company and its Subsidiaries who continue their employment after the Effective Time (the "Affected Employees") for purposes of such plan or program.

                     (d) Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Section
2.03 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement or the transactions contemplated hereby by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive letter, dated January 12, 1999, issued by the SEC with respect to such matters.

                     (e) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

                     (f) Prior to the Effective Time, the Company shall terminate its defined contribution 401(k) plan. Parent agrees to provide, or cause the Surviving Entity to provide, that the Affected Employees are eligible to participate in a defined contribution 401(k) plan immediately following the Effective Time and that such defined contribution plan shall accept "eligible rollover distributions" for Affected Employees from the Company's defined contribution 401(k) plan.

                     Section 6.12. Employment Agreements. The Company will use its best efforts to procure the agreement of each of the employees named on
Section 6.12 of the Company Disclosure Schedule to enter into employment agreements with the Company (the "Employment Agreements") to be effective as of the Effective Time and substantially in the form set forth on Exhibit D hereto. For purposes of this Section 6.12, it is understood that "best efforts" shall not constitute a guaranty that any particular individual or any number of individuals will agree to enter into an Employment Agreement. No provisions of the Employment Agreements or any other employment agreements between the Company or any of its Subsidiaries and their respective employees will be amended without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent.

                     Section 6.13. Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any agreement required to be disclosed pursuant to Section 3.10(b)(v) hereof to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. In addition, the Company will not approve a Company Takeover Proposal or Company Superior Proposal for purposes of Section 203 of Delaware Law.

                     Section 6.14. Issuance of Shares. All shares of Company Common Stock to be issued pursuant to exercises of Company Stock Options after the date hereof shall be issued by the Trust and the Company will not issue any shares of Company Common Stock under the Company Stock Plans or the Company Stock Options.

                                  ARTICLE VII

                              Conditions Precedent
                              --------------------

                     Section 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                      (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

                      (b) Stock Exchange Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

                      (c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired.

                      (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

                      (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                      (f) Closing Consents. The consents listed on Exhibit E hereto shall have been obtained and shall be in full force and effect.

                     Section 7.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                      (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                      (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                      (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of Company Common Stock (or shares of capital stock of the Surviving Entity) by Parent or Merger Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries or to compel the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as a result of the Merger or (iii) seeking to obtain from the Company, Parent or Merger Sub any damages, which, in the case of clauses (ii) and (iii) above, would reasonably be likely to have a Parent Material Adverse Effect, have a Company Material Adverse Effect, or materially impair the long-term benefits sought to be derived from the Merger.

                      (d) Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.02(c) shall be in effect.

                      (e) Tax Opinion. Parent shall have received from Weil, Gotshal & Manges LLP, counsel to the Parent, on the Closing Date, an opinion in form and substance reasonably satisfactory to Parent and dated as of the Closing Date, to the effect that the Merger will qualify for United States Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may rely upon customary assumptions and the representations and covenants contained in the certificates of the Company, Parent and Merger Sub referred to in Section 6.09.

                      (f) Closing Consents. The consents listed on Exhibit E hereto shall have been obtained and shall be in full force and effect, without any conditions which would reasonably be likely to have a Parent Material Adverse Effect, have a Company Material Adverse Effect, or materially impair the long-term benefits sought to be derived from the Merger.

                     Section 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                      (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Parent Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

                      (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

                      (c) Tax Opinion. The Company shall have received from Dewey Ballantine LLP, special counsel to the Company, on the Closing Date, an opinion in form and substance reasonably satisfactory to the Company and dated as of the Closing Date, to the effect that the Merger will qualify for United States Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Dewey Ballantine LLP may rely upon customary assumptions and representations and covenants contained in the certificates of the Company, Parent and Merger Sub referred to in
           Section 6.09.

                     Section 7.04. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

                                  ARTICLE VIII

                        Termination, Amendment and Waiver
                        ---------------------------------

                     Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

                      (a) by mutual written consent of Parent and the Company;

                      (b) by either Parent or the Company:

                      (i) if the Merger shall not have been consummated on or before July 31, 2004; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

                      (ii) if any Restraint having the effect of granting or implementing any relief referred to in
                                 Section 7.02(c) shall be in effect and shall have become final and nonappealable;

                      (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

                      (c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure to perform;

                      (d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or (b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from the Company of such breach or failure to perform; or

                      (e) by Parent, within 45 days of the date on which (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger within three (3) business days after a written request by Parent that it do so.

                     Section 8.02. Termination Fee.

                      (a) In the event that

                                 (i) this Agreement is terminated by either
                      Parent or the Company pursuant to Section 8.01(b)(i), and
                      (A) a vote to obtain the Company Stockholder Approval has not been held, (B) the failure to hold such vote was not due to circumstances beyond the control of the Company, including Parent's breach of its obligations contained in this Agreement or any Restraint which had the effect of delaying the Company Stockholders Meeting past July 31, 2004, despite the Company's reasonable efforts to remove the Restraint and hold the meeting in a timely manner and
                      (C) within 12 months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal;

                                 (ii) this Agreement is terminated by either
                      Parent or the Company pursuant to Section 8.01(b)(iii) and
                      (A) Parent shall not have been entitled to terminate this Agreement pursuant to Section 8.01(e), (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally and (C) within 12 months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal;

                                 (iii) this Agreement is terminated by Parent
                      pursuant to Section 8.01(c) and (A) the Company's breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally and (C) within 12 months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal; or

                                 (iv) this Agreement is terminated by Parent
                      pursuant to Section 8.01(e),

then the Company shall (x) in the case of a Termination Fee payable pursuant to clause (i), (ii) or (iii) of this Section 8.02(a), upon the earlier of the date of such definitive agreement and such consummation of a Company Takeover Proposal or (y) in the case of a Termination Fee payable pursuant to clause (iv) of this Section 8.02(a), on the date of such termination, pay Parent a fee equal to $116,388,089 (the "Termination Fee") by wire transfer of same-day funds. In the case of a Termination Fee payable pursuant to clause (iii) of this Section 8.02(a), the parties agree that the Termination Fee shall be the appropriate measure of liquidated damages, and shall be the total damages and sole and exclusive remedy of Parent and Merger Sub relating to the willful breach or failure which triggered the payment of the Termination Fee.

                     (b) The Company acknowledges and agrees that the agreements contained in Section 8.02(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the amount due pursuant to Section 8.02(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                     Section 8.03. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the penultimate sentence of Section 6.02(a), Sections 6.05 and 8.02, this Section 8.03 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any willful breach hereof, subject to the final sentence of Section 8.02(a).

                     Section 8.04. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                     Section 8.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                     Section 8.06. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 8.04, the duly authorized committee or other designee of its Board of Directors to the extent permitted by Law.

                                   ARTICLE IX

                               General Provisions
                               ------------------

                     Section 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                     Section 9.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     if to Parent or Merger Sub, to:

                               UnitedHealth Group Incorporated
                               9900 Bren Road East
                               Minnetonka, Minnesota  55343
                               Facsimile No.:  952-936-0044
                               Attention:  General Counsel

                               with a copy to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York 10153
                               Facsimile No.:  212-310-8007
                               Attention: Thomas A. Roberts
                                          Marita A. Makinen

                     if to the Company, to:

                               Mid Atlantic Medical Services, Inc.
                               4 Taft Court
                               Rockville, MD  20850
                               Facsimile No.:  301-838-5689
                               Attention:  General Counsel


                               with a copy to:

                               Dewey Ballantine LLP
                               1301 Avenue of the Americas
                               New York, New York 10019
                               Facsimile No.:  212-259-6333
                               Attention:  Frederick W. Kanner
                                           M. Adel Aslani-Far


                               with a copy to:

                               Kirkpatrick & Lockhart LLP
                               1800 Massachusetts Avenue, NW
                               Second Floor
                               Washington, DC 20036-1800
                               Facsimile No.:  202-778-9100
                               Attention:  Alan J. Berkeley
                                           Thomas F. Cooney, III

                     Section 9.03. Definitions. For purposes of this Agreement:

                      (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                      (b) "Knowledge" of any person that is not an individual means, (i) with respect to the Company regarding any matter in question , the actual knowledge of the employees of the Company and its Subsidiaries listed in Section 9.03(b) of the Company Disclosure Schedule and (ii) with respect to Parent regarding any matter in question, the actual knowledge of the employees of Parent and its Subsidiaries listed in Section 9.03(b) of the Parent Disclosure Schedule.;

                      (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

                      (d) "Permitted Liens" means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto;

                      (e) a "Subsidiary" of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                     Section 9.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of


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this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                     Section 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                     Section 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of
Section 6.04, are not intended to confer upon any person other than the parties any rights, benefits or remedies.

                     Section 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                     Section 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion (and, if so requested by the Company, will assign to a wholly owned corporate subsidiary of Parent) any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder (except in the case of any such request). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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
                     Section 9.09. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

                     Section 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.













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                     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                 UNITEDHEALTH GROUP INCORPORATED

                                 By: /s/ William W. McGuire, M.D.
                                     -----------------------------------------
                                     Name: William W. McGuire, M.D.
                                     Title: Chairman and Chief Executive
                                            Officer



                                 MU ACQUISITION LLC

                                 By: /s/ William W. McGuire, M.D.
                                     -----------------------------------------
                                     Name: William W. McGuire, M.D.
                                     Title: Chairman



                                 MID ATLANTIC MEDICAL SERVICES, INC.

                                 By: /s/ Mark D. Groban, M.D.
                                     -----------------------------------------
                                     Name: Mark D. Groban, M.D.
                                     Title: Chairman of the Board









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